Exhibit 10.17

VIA ELECTRONIC MAIL

March 12, 2021

Joseph L. Farmer

Dear Joe:

As we discussed, your employment with Xilio Therapeutics, Inc. (f/k/a/ Akrevia Therapeutics, Inc., and hereinafter, the “Company”) will end effective March 12, 2021 (the “Separation Date”). As we also discussed, although you are electing to leave the Company, the Company has agreed to provide you with the severance benefits described in detail in paragraph 1 below if you sign and return this letter agreement to me no later than April 3, 2021 (but no earlier than the Separation Date) and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your timely entering into this letter agreement, the following will apply regardless of whether or not you do so:

•	As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by applicable law.

•	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

•	You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•	You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 9 below. Further, you remain subject to your continuing obligations to the Company as set forth in the Employee Proprietary Information and Invention Assignment Agreement (the “Restrictive Covenants Agreement”) you previously executed in connection with your commencement of employment with the Company, which obligations remain in full force and effect.

•	You must return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

1.             Severance Benefits – The Company will provide you with the following severance benefits (the “severance benefits”):

a.             Severance Pay. The Company will pay to you an aggregate amount of two hundred eighty-five thousand eight hundred thirty-three dollars ($285,833), less all applicable taxes and withholdings (the “Severance Sum”), which is equivalent to the sum of (i) nine (9) months of your current base salary, plus (ii) your prorated 2021 bonus at target; provided, however, that the Severance Sum shall be reduced by any Garden Leave Pay that the Company provides to you pursuant to the Restrictive Covenants Agreement. The Severance Sum will be paid in equal installments over a nine (9) month period in accordance with the Company’s regular payroll practices (with each such installment during the first six (6) months following the Separation Date reduced to reflect the Garden Leave Pay being provided to you during the same period), but in no event shall payments begin earlier than the Company’s first payroll date following expiration of the Revocation Period. Should you materially breach any of your material obligations under the Restrictive Covenants Agreement (as determined by the Company’s Board of Directors in good faith), these severance payments shall immediately cease and no further amounts shall be due to you hereunder.

b.             COBRA Contribution. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) the date that is nine (9) months following the Separation Date, and (y) the date on which you are eligible to obtain alternative coverage with another employer (as applicable, the “COBRA Contribution Period”), continue to pay the share of the premiums for such coverage to the same extent it was paying such premiums on your behalf immediately prior to the Separation Date. The remaining balance of any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you become eligible to obtain alternative health insurance coverage with another employer prior to the date that is nine (9) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

c.             Consulting Agreement. The Company will enter into a consulting agreement with you in the form attached hereto as Attachment A (the “Consulting Agreement”). During the Consultation Period set forth in the Consulting Agreement, you shall provide services to the Company as a consultant pursuant to the terms set forth therein. During the Consultation Period, and contingent on your continued provision of services to the Company, the outstanding equity awards previously granted to you by the Company (collectively, the “Equity Awards”) will continue to vest and be exercisable in accordance with the applicable equity plans and agreements. Notwithstanding the foregoing or the provisions of any equity award agreement between the Company and you, you acknowledge that any outstanding stock options that were granted in connection with your employment with the Company and that were intended to be incentive stock options at the time of grant will be treated as nonstatutory stock options beginning three (3) months after the Separation Date. For the avoidance of doubt, you acknowledge that should you revoke your acceptance of this letter agreement during the Revocation Period, the Consulting Agreement will immediately terminate on the date of any such revocation, in accordance with the terms set forth in the Consulting Agreement.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

2.             Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including without limitation all claims arising out of or related to the Employment Agreement between you and the Company dated May 24, 2019); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

3.             Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed on the first page of this letter agreement, as well as all of your obligations set forth in the Restrictive Covenant Agreements, including without limitation your non-competition obligations set forth in Section 3(d) thereof, all of which obligations survive your separation from employment with the Company.

4.             Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of its directors or officers, or regarding the Company’s business affairs, business prospects, or financial condition. In return, the Company’s directors and officers will not to make any false, disparaging, derogatory or defamatory statements, online or otherwise, to any third party regarding you.

5.             Company Affiliation – You agree that, following the Separation Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five (5) days following the Separation Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed by or associated with the Company.

6.             Return of Company Property – You confirm that, except as mutually agreed and required to perform the services described in the Consulting Agreement you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.             Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, commissions, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

8.             Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 9 below, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

9.             Scope of Disclosure Restrictions – Nothing in this letter agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.           Cooperation – You agree that, to the extent permitted by law, you shall cooperate with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator related to events about which you have relevant knowledge. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations mutually agreed by you and the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. The Company will reimburse you for all reasonable and documented out of pocket costs that you incur to comply with this paragraph. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

11.           Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.           Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.           Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

14.           Acknowledgments – You acknowledge that you have been given at least twenty- one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

15.           Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

16.           Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

17.           Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

18.           Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

[signature page follows]

Very truly yours,

By:	/s/ Rene Russo
Rene Russo
CEO

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Joseph L. Farmer	3/12/2021
Joseph L. Farmer	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.

ATTACHMENT A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the Effective Date (as defined herein), is entered into between Xilio Therapeutics, Inc. (the “Company”) and Joseph L. Farmer (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company; and

WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Services. The Consultant agrees to perform such consulting and advisory services to and for the Company as may be reasonably requested from time to time by the Company, as specified on Schedule A to this Agreement.

2.             Term. Provided the Consultant has timely signed and returned to the Company the letter agreement to which this Agreement is attached as Attachment A (the “Letter Agreement”),the term of this Agreement shall commence on March 13, 2021 and shall continue through November 30, 2021 (the “Expiration Date”), unless terminated earlier pursuant to the provisions of Section 4 (such period being referred to as the “Consultation Period”).

3.             Consideration and Reimbursement.

a.             Equity Vesting. In full consideration of the services performed by the Consultant under this Agreement, and for so long as the Consultant provides services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards granted to the Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and award agreements. Vesting will cease immediately upon termination of this Agreement for any reason in accordance with Section 4 below. The Consultant shall have three (3) months following the end of the Consultation Period to exercise any equity awards that have vested and become exercisable as of such date in accordance with and subject to applicable equity plans and award agreements.

b.             Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant in connection with the performance of the services under this Agreement. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

c.             No Employee Benefits. The Consultant’s relationship with the Company will be that of an independent contractor, and the Consultant shall not, in connection with this relationship, be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, workers compensation, or pension payments, made available to employees of the Company.

4.             Termination. This Agreement may be terminated prior to the Expiration Date in the following manner: (a) by the Company at any time immediately upon written notice if the Consultant has materially breached this Agreement or the Letter Agreement; (b) by the Consultant at any time immediately upon written notice if the Company has materially breached this Agreement or the Letter Agreement; (c) by either the Company or the Consultant upon not less than thirty (30) days’ prior written notice; or (d) at any time upon the mutual written consent of the parties hereto. Notwithstanding the foregoing, and for the avoidance of doubt, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant fails to timely sign the Letter Agreement, or revokes the Letter Agreement within seven (7) days after signing it as set forth in the Letter Agreement. In the event of any termination, the Consultant shall be entitled only to reimbursements for expenses incurred in accordance with Section 3(b) prior to termination, and no further payments of any kind will be due. In addition, vesting of the equity will cease immediately upon termination.

5.             Cooperation. The Consultant shall perform the services hereunder in a professional manner and consistent with the highest industry standards. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.             Proprietary Information and Inventions.

6.1            Proprietary Information.

a.            The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

b.            For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

c.            The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

d.            The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

e.            The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

f.             The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits the Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2           Inventions.

a.             The Consultant will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others during the Consultation Period, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, the previous sentence shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Consultant further acknowledges that each original work of authorship that is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Consultant hereby waives all claims to moral rights in any Inventions.      ·

b.             The Consultant agrees that if, in the course of performing the services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

c.             The Consultant agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

d.             The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7.             Non-Exclusivity. The Company retains the right to contract with other companies and/or individuals for consulting services without restriction. Similarly, except as and to the extent set forth in the Letter Agreement and the Restrictive Covenants Agreement (as defined in the Letter Agreement), the Consultant retains the right to contract with other companies or entities for the Consultant’s consulting services.

8.             Other Agreements; Warranty.

a.             The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

b.             The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.             Independent Contractor Status.

a.             The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties.

b.             The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

c.              In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

d.             The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

e.             The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

10.           Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11.           Indemnification. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against the Company where such actions result from or arise out of the services performed by the Consultant under this Agreement. The Consultant shall further be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 9 of this Agreement. The Consultant shall further indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any non-fulfillment of any representation, responsibility, covenant or agreement on Consultants part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against the Company relating to or arising out of the activities of the Consultant and the Consultant shall pay reasonable attorneys’ fees, costs and expenses incident thereto.

12.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.I

13.           Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that nothing herein supersedes the Letter Agreement or the Restrictive Covenants Agreement into which the Consultant entered in connection with his prior employment by the Company, which remains in full force and effect.

15.           Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.           Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19.           Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

20.           Survival. Sections 4 through 20 shall survive the expiration or termination of this Agreement.

21.           Miscellaneous.

a.              No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.             The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

c.              In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

Xilio Therapeutics, Inc.

By:	/s/ Rene Russo
Name:	Rene Russo
Title:	CEO

CONSULTANT:

/s/ Joseph L. Farmer
Joseph L. Farmer

Schedule A

Description of Services

The Consultant shall, from time to time, and upon the Company’s request, provide the Company with consulting and advisory services related to the Company’s finances. It is anticipated that the Consultant shall perform such services for the Company no more than 5 hours per week.

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